WPS RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF INCOME												Exhibit A-2
FOR THE YEAR ENDED DECEMBER 31, 2002
Millions
										ELIMINATIONS		CONSOLIDATED
	WPSC	WPSR	WPSRCC	UPPCO	UPBDC	PENVEST	WPSN	CAP TRUST	VISIONS	DEBIT	CREDIT	STATEMENTS

OPERATING REVENUES:
Nonregulated revenue	-	122.5	1,627.8	-	1.1	0.1	-	-	-	126.9	-	1,624.6
Utility revenue	1,007.6	-	-	66.1	-	-	-	-	-	23.7	0.3	1,050.3
Total revenues	1,007.6	122.5	1,627.8	66.1	1.1	0.1	-	-	-	150.6	0.3	2,674.9

Nonregulated cost of fuel, gas, and purchased power	-	-	1,527.6	-	-	-	-	-	-	-	5.4	1,522.2
Utility cost of fuel, gas, and purchased power	415.8	-	-	24.7	-	-	-	-	-	3.4	24.9	419.0
Operating and maintenance expense	326.9	5.8	86.0	26.8	-	0.1	-	-	-	-	1.1	444.5
Depreciation and decommissioning	81.9	0.3	11.6	4.0	0.2	-	-	-	-	-	-	98.0
Taxes other than income	33.4	-	2.3	4.3	0.1	-	-	-	-	-	-	40.1
Total operating expenses	858.0	6.1	1,627.5	59.8	0.3	0.1	-	-	-	3.4	31.4	2,523.8

Operating income	149.6	116.4	0.3	6.3	0.8	-	-	-	-	154.0	31.7	151.1

Miscellaneous income	19.0	1.3	29.6	2.2	-	-	0.2	3.6	-	8.1	-	47.8
Interest Expense	(33.9)	(16.3)	(10.7)	(3.4)	(0.3)	-	-	(0.1)	-	-	(6.6)	(58.1)
Distributions - preferred securities of subsidiary trust	-		-	-	-	-	-	(3.5)	-	-	-	(3.5)
Other income (expense)	(14.9)	(15.0)	18.9	(1.2)	(0.3)	-	0.2	-	-	8.1	(6.6)	(13.8)

Income before income taxes	134.7	101.4	19.2	5.1	0.5	-	0.2	-	-	162.1	38.3	137.3
Provision for income taxes	46.8	(8.0)	(15.7)	1.6	0.2	-	0.1	-	-	0.2	-	24.8
Minority interest	(1.7)	-	(0.1)	-	-	-	-	-	-	-	1.8	-
Net income before preferred	86.2	109.4	34.8	3.5	0.3	-	0.1	-	-	161.9	40.1	112.5
Preferred stock dividends of subsidiary	3.1	-	-	-	-	-	-	-	-	-	-	3.1
Income available for common shareholders	83.1	109.4	34.8	3.5	0.3	-	0.1	-	-	161.9	40.1	109.4

WPS RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATING STMT OF RETAINED EARNINGS
AS OF DECEMBER 31, 2002
Millions
										ELIMINATIONS		CONSOLIDATED
	WPSC	WPSR	WPSRCC	UPPCO	UPBDC	PENVEST	WPSN	CAP TRUST	VISIONS	DEBIT	CREDIT	STATEMENTS
Retained Earnings (1/1/02)	250.4	371.4	(1.2)	11.3	1.2	0.1	(0.2)	-	-	263.6	1.5	370.9
Income available for common shareholders	83.1	109.4	34.8	3.5	0.3	-	0.1	-	-	161.9	40.1	109.4
	333.5	480.8	33.6	14.8	1.5	0.1	(0.1)	-	-	425.5	41.6	480.3
Dividends on common stock	64.3	66.8	-	-	-	-	-	-	-	-	(64.0)	67.1
Other comprehensive income	2.7	7.4	4.7	-	-	-	-	-	-	-	(7.5)	7.3
Retained earnings (12/31/02)	266.5	406.6	28.9	14.8	1.5	0.1	(0.1)	-	-	425.5	113.1	405.9